Exhibit (a)(50)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law and pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), the Board of Directors of the Company, by resolutions duly adopted at a meeting duly convened on June 16, 2016 has authorized the reclassification of the authorized but unissued shares of common stock with a par value of one-tenth of one cent ($.001) per share (the “Common Stock”) of the Company, as follows:

1. One Billion Four Hundred Ninety Million (1,490,000,000) of the Company’s authorized but unissued shares of Common Stock of the Government Cash Portfolio are hereby classified as One Billion Four Hundred Ninety Million (1,490,000,000) unclassified shares of Common Stock of the Company;

2. One Billion Four Hundred Ninety Million (1,490,000,000) of the Company’s authorized but unissued shares of Common Stock of the Tax-Exempt Cash Portfolio are hereby classified as One Billion Four Hundred Ninety Million (1,490,000,000) unclassified shares of Common Stock of the Company; and

3. One Hundred Sixty Million (160,000,000) of the Company’s authorized but unissued and unclassified shares of Common Stock are hereby classified as One Hundred Sixty Million (160,000,000) shares of Common Stock of the Secured Options Portfolio-Institutional Shares.

(a) All consideration received by the Company for the issue or sale of all shares of the Secured Options Portfolio - Advisor Shares and Secured Options Portfolio – Institutional Shares, irrespective of series/class designation (collectively, the “Secured Options Portfolio”), shall be invested and reinvested with the consideration received by the Company for the issue and sale of all other shares of the Secured Options Portfolio, together with all income, earnings, profits and proceeds thereof, including: (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Company allocated to shares of the Secured Options Portfolio by the Board of Directors in accordance with the Charter and applicable provisions of law. Each share of the Secured Options Portfolio shall share on the basis of relative net asset values with such other shares of the Secured Options Portfolio in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form.

(b) Each share of the Secured Options Portfolio shall be charged on the basis of relative net asset values with each other share now or hereafter designated as a share of the Secured Options Portfolio with the expenses and liabilities of the Company in respect of all shares of the Secured Options Portfolio and in respect of any general expenses and liabilities of the Company allocated by the Board of Directors to the Secured Options Portfolio, except that:

(i) shares of each class and/or series (each a “Class” irrespective of whether designated as such) of the Secured Options Portfolio shall bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of the Company pursuant to which an organization or other person agrees to provide services with respect to such Class but not with respect to another Class of the Secured Options Portfolio (“Other Class”), as well as any other expenses and liabilities directly attributable to such Class which the Board of Directors determines should be borne solely by such Class; and

(ii) shares of a Class of the Secured Options Portfolio shall not bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of the Company pursuant to which an organization or other person agrees to provide services with respect to an Other Class, but not with respect to such Class of the Secured Options Portfolio as well as any other expenses and liabilities directly attributable to shares of the Secured Options Portfolio which the Board of Directors determines should be borne solely by such Other Class.

(c) Pursuant to Article Fifth of the Charter, each share of the Secured Options Portfolio shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Common Stock as set forth in the Charter and shall also have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other share now or hereafter designated as a share the Secured Options Portfolio, except that: (1) on any matter that pertains to the plans, agreements, arrangements, expenses and liabilities described in clauses (i) and (ii) of the paragraph above (or to any plan or other document adopted by the Company relating to said plans, agreements, arrangements, expenses and liabilities) or that otherwise only affects the particular Class and is submitted to a vote of shareholders of the Company, only shares of the Class affected shall be entitled to vote, except that: (x) if said matter affects shares of an Other Class, such other affected shares shall also be entitled to vote, and in such case the shares shall be voted in the aggregate together with such other affected shares and not by Class except where otherwise required by law or permitted by the Board of Directors; and (y) if said matter or any other matters submitted to a vote of shareholders does not affect shares of a Class, said shares shall not be entitled to vote (except where otherwise required by law or permitted by the Board of Directors) even though the matter is submitted to a vote of the holders of shares of Common Stock other than the shares of that Class.

SECOND: These Articles Supplementary do not increase or decrease the authorized number of shares of the Company or the aggregate par value thereof. The total number of shares of stock which the Company is presently authorized to issue remains Six Billion (6,000,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Six Million Dollars ($6,000,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	160,000,000
High Yield Municipal Portfolio	80,000,000
International Portfolio	120,000,000
International Secured Options Portfolio	120,000,000
Large Cap Growth Portfolio –
Advisor Shares	140,000,000
Institutional Shares	140,000,000
Large Cap Core Portfolio –
Advisor Shares	155,000,000
Institutional Shares	155,000,000
Large Cap Value Portfolio	175,000,000
Long/Short Portfolio	120,000,000
Mid Cap Equity Portfolio –
Advisor Shares	120,000,000
Institutional Shares	120,000,000
Responsible ESG U.S. Equity Portfolio	80,000,000
Secured Options Portfolio
Advisor Shares	160,000,000
Institutional Shares	160,000,000

Short Term Tax Aware Fixed Income Portfolio	80,000,000
Small Cap Equity Portfolio –
Advisor Shares	180,000,000
Institutional Shares	135,000,000
Strategic Equity Portfolio	150,000,000
Total Market Portfolio	120,000,000
U.S. Emerging Growth Portfolio	140,000,000
Women in Leadership U.S. Equity Portfolio	80,000,000
Unclassified	3,110,000,000

Total	6,000,000,000

THIRD: The Articles Supplementary will become effective immediately upon the acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf as of this 16th day of June, 2016.

ATTEST:			THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of The Glenmede Fund, Inc. (the “Company”) who executed on behalf of said the Company the foregoing Articles Supplementary to the Company’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said the Company, the foregoing Articles Supplementary to the Charter to be the corporate act of the Company and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President